Exhibit 10.1

September 27, 2011

Via Hand Delivery

William R. Council, III

9533 Thoroughbred Way

Brentwood, TN 37027,

Re:	Termination of Employment

Dear Will:

This letter will confirm the terms of the agreement (the “Agreement”) between William R. Council, III (“Council”) and Advocat Inc. and/or any of its wholly-owned subsidiaries (collectively the “Company”). Capitalized terms used in this letter but not defined herein shall have the meaning ascribed to them in the Employment Agreement between Council and the Company dated March 31, 2006 (“Employment Agreement”).

1. Council has submitted, and the Company has accepted, a notice of termination of employment with the Company pursuant to the Without Cause Termination provisions effective as of the close of business on September 30, 2011 (“Date of Termination”). Council has also submitted his resignation as a member of the Board of Directors of the Company.

2. Council shall be entitled to the following payments, which the parties have determined are subject to Section 409A of the Internal Revenue Code (“Section 409A”) and will be made or begin to be made on the Delayed Payment Date in accordance with Section 4:

(a) A lump sum payment from the Company to Council in the amount of $1,105,000.

(b) The Incentive Compensation Award for the current year, payable on a pro rata basis in a lump sum amount of $331,500.

(c) Delivery to Council by Company of unrestricted shares of common stock of the Company equal to the number of Restricted Shares Units held by Council under the 2008 Stock Purchase Plan For Key Personnel (“2008 Stock Plan”), adjusted for dividends through the Delayed Payment Date, rounded down to the nearest whole share, and will make a payment to Council in amount representing the value of any remaining fractional Restricted Share Units held by Council using the value per share as determined under Section 2(p) of the 2008 Stock Plan.

(d) Each month for a period of eighteen months following the Date of Termination, the Company shall reimburse Council for the cost of disability premiums, subject to any required withholding, provided that Council has furnished to the Company evidence, as reasonable required by the Company, of his payment of disability insurance premiums.

(e) Payment to Council an amount equal to the Company’s matching contributions to the EIRP in the total amount of $39,780, payable in equal quarterly installments of $6,630 for six quarters.

3. Council shall be entitled to the following payments and benefits, which the parties have determined are not subject to Section 409A of the Internal Revenue Code (“Section 409A”) and will be made or begin to be made on the Effective Date, except as otherwise provided below:

(a) Earned, but unpaid, Base Salary and accrued, but unused, vacation time.

(b) If Council elects to continue COBRA benefits, each month for the earlier of the period of time that Council has coverage through the Company’s group health plan or eighteen months following the Date of Termination, the Company shall reimburse Council for the cost of group health insurance premiums under COBRA, subject to any required withholding.

(c) Council’s outstanding stock options and stock appreciation rights (“SARs”) shall be deemed vested, and the Company shall purchase from Council all of such options and SARs for an amount equal to the difference between the fair market value of a share of the Company’s common stock on the Date of Termination and the per share exercise price of such option or SAR. All restrictions on his Restricted Stock shall terminate as of the Date of Termination and Council shall receive unrestricted shares of Stock, including all dividends paid on such Restricted Stock through the Date of Termination.

4. Payments made pursuant Section 2 hereof shall be made on the date which is the six months from the Date of Termination (the “Delayed Payment Date” or “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to the immediately preceding sentence (whether they otherwise would have been payable in a single sum or in installments in the absence of such delay) shall be paid to Council in a lump sum, and all remaining payments due under this Agreement, that would have otherwise been payable after the Delay Period, shall be paid or provided in accordance with the payment dates otherwise specified herein.

5. Council will return any Company property in his possession, custody, or control including, without limitation, all records, memoranda, etc. relating to the business of the Company whether made by Council or otherwise coming into his possession. Council acknowledges that all such property is confidential and will remain the property of the Company.

6. On behalf of Council and his heirs, representatives, and assigns, Council discharges and releases the Company and its affiliates and agents (collectively the “Released Parties”) from all claims, obligations, and demands that Council had, has, or may have arising out of or related to his employment and/or the termination of his employment. Without limiting the generality of the foregoing, Council discharges and releases any claims, causes of action, liabilities, covenants, agreements, obligations, damages, and/or demands of every nature, character, and description under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Tennessee Human Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (except with respect to benefits to which Council has a vested entitlement), and all other federal, state, and local laws including any laws regarding wrongful discharge, breach of contract, retaliation, infliction of emotional distress (collectively, the “Released Claims”). Notwithstanding the foregoing, Released Claims does not include any claim for breach of this Agreement or any claim for any payment or benefit provided for under this Agreement.

7. Council agrees and understands that the effect of this Agreement is to waive and release any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, that Council had, has, or may have, whether known or unknown, against any of the Released Parties for any liability, whether vicarious, derivative, direct, or indirect. The foregoing includes, without limitation, any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, past and future employee benefits (except to which there is vested entitlement) including contributions to the Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind arising out of or related in any way to your employment by the Company and/or the termination of such employment, except for any vested benefit or for any payment or benefit provided for pursuant to this Agreement. However, Council does not by virtue of this Agreement waive or release any claims that arise after his signature below.

8. Council will not initiate, or cause to be initiated, any lawsuit based on the Released Claims. Except as prohibited by law, Council will indemnify the Company and all other Released Parties for any sum of money that any of them may hereafter be compelled to pay Council, his heirs, representatives, or assigns and any of the Company’s legal fees and/or costs associated therewith on account Council bringing or allowing to be brought on his behalf legal action based upon the Released Claims. Furthermore, Council understands and agrees that this Agreement does not constitute any admission by the Company of any liability or of any violation of any federal, state, or local laws.

9. Council and the Company will treat the terms, conditions, amount, and circumstances relating to this Agreement as confidential, except as disclosure may be required by applicable law. Council may disclose the terms of this Agreement to his tax advisor or counsel, provided that they agree to maintain the confidentiality of this Agreement. If Council is required to make any disclosure required by law, Council agrees to inform the Company immediately and prior to any such disclosure. Obligations under this paragraph shall terminate to the extent that information contained herein is made public by the Company in the course of its compliance with public disclosure obligations.

10. Council shall have a period of up to 21 calendar days in which to consider entering into this Agreement. Council acknowledges that he has had the opportunity to read and review this Agreement and seek legal advice. Council freely and voluntarily, and without coercion, agrees to and understands the significance and consequences of the terms of this Agreement. Council agrees not to sign this Agreement prior to the Date of Termination. Following the date of Council’s signature below, Council shall have a period of 7 calendar days within which to revoke his acceptance of this Agreement, in which case this Agreement shall be null and void. If Council does not exercise his right to revoke this Agreement within 7 calendar days of Council’s signature, this Agreement shall be held in full force and effect as of the 8th calendar day (the “Effective Date”) and each party shall be obligated to comply with its requirements. The parties agree that any changes made to this Agreement (whether material or immaterial) as a result of the negotiation of the parties do not restart the running of the 21-day period noted above.

11. Neither Council nor the Company, nor any equity owner, officer, director, employee or agent of either shall at any time communicate negative statements or implications regarding, or in any other way disparage, or imply any improper conduct regarding any other party to this Agreement, whether orally, in writing, by action or inaction or by any other means, neither shall any party or any equity owner, officer, director, employee or agent of a party engage in any communication(s) with any third person that might reflect poorly upon a party to this Agreement. Each of Council and the Company acknowledges respectively that it has no basis for any negative statement against the other party. Nothing contained in this Agreement shall be deemed to release either party from liability for any disparaging statement that has the purpose or effect of adversely impacting the professional reputation or standing of the other party. Should a court of competent jurisdiction determine that either party, either directly or through its agent(s), has violated this provision, then the waivers of a right to sue contained in this Agreement shall be void and of no further effect, and the disparaged party shall be free to pursue all available remedies under the law for breach of this provision.

12. Council will at all times maintain strict confidentiality of, and will not give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. Council will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. Council will also use his best efforts to prevent the disclosure of this information by others.

13. For a period of Twelve (12) months following the termination of his employment, Council will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to Council in the absence of his relationship to the Company.

14. For a period of Twelve (12) months following the termination of his employment, Council will not (and Council will not assist others to) directly or indirectly, hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

15. As part of his employment, Council acknowledges and agrees that he has obtained knowledge, information, and expertise regarding the operations of the Company that may be useful to the Company in prosecuting, defending and otherwise managing current and future litigation matters by or against the Company. Therefore, Council will, with reasonable notice after the Date of Termination, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

16. In response to inquiries from his prospective employers, Council agrees that the Company may provide his dates of employment with the Company, job titles while employed by the Company, and final salary. Council agrees to advise any prospective employers to contact the Human Resources Department of the Company with regard to any references or other inquiries.

17. Council acknowledges that his breach or threatened or attempted breach of any provision of this Agreement would cause irreparable harm to the Company not compensable in monetary damages. Notwithstanding the parties’ agreement to arbitrate disputes, Council consents to the issuance of a temporary restraining order and preliminary injunction by a court of competent jurisdiction to prohibit and enjoin any breach of a provision of this Agreement.

18. Except with respect to the release of claims provided for above, the provisions of this Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions. To the extent that a court of competent jurisdiction deems any provision of this Agreement unenforceable (except the release of claims), such court shall modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by such court. If this Agreement is not enforceable in whole or in part after such severance or reformation, the Company shall have a contractual right of restitution, recoupment, and set-off to recover from Council any consideration paid to him under this Agreement.

19. Section 409A Compliance.

(a) This Agreement and any payments or benefits provided pursuant to the Employment Agreement shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code. Further, the parties acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended comply with Section 409A of the Code or to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

(b) The parties agree that the termination of employment of Council constitutes a separation from service as defined by the default provisions of Treas. Reg. section 1.409A-1(h)(ii).

20. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and, except as expressly set forth above, supersedes all previous agreements and understandings between the parties. This Agreement may not be modified except in a writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee and without regard to any rule of construction under which an agreement may be construed against the drafter or any rule regarding conflicts of law. Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Council has carefully read this Agreement. Council hereby accepts and agrees to all of the terms and conditions of this Agreement.

Advocat Inc.

/s/ Kelly Gill	/s/ William R. Council, III
By: Kelly Gill Title: President Date: September 27, 2011	William R. Council, III Date: September 30, 2011